BOS-BUS:285640

                                                              CONFORMED COPY
                            MODIFICATION AGREEMENT

               MODIFICATION AGREEMENT dated as of JULY 24, 1996 among AU BON PAIN CO., INC. (the "Issuer") and PRINCES GATE INVESTORS, L.P., ACORN PARTNERSHIP I, L.P., PGI INVESTMENTS LIMITED, PGI SWEDEN AB, and GREGOR VON OPEL (collectively, the "Investors").

               WHEREAS, the Issuer issued those certain 4.75% Convertible Subordinated Notes (collectively the "Notes") due January 2, 2001 to the Investors in the aggregate principal amount of $30,000,000 pursuant to the terms of that certain Securities Purchase Agreement dated as of December 17, 1993 among the Issuer and each of the Investors;

               WHEREAS, the Issuer wishes to issue certain Senior Subordinated Debentures in the aggregate principal amount of $15,000,000 (collectively, the "Debentures") to Allied Capital Corporation, Allied Capital Corporation II and Capital Trust Investments, Ltd. pursuant to the terms of that certain Investment Agreement dated as of JULY 24, 1996 (the "Investment
Agreement"), by and among the Issuer, certain of its affiliates, Allied Capital Corporation, Allied Capital Corporation II and Capital Trust Investments, Ltd. and to have the indebtedness evidenced by such Debentures treated as "Senior Indebtedness" under the terms of the Notes;

               WHEREAS, the Investors have consented to the issuance of such Debentures and have agreed to treat such Debentures as "Senior Indebtedness" under the terms of the Notes;

               WHEREAS, the Issuer and the Investors have agreed to modify certain provisions set forth in the Notes as set forth herein;

               NOW, THEREFORE, the undersigned hereby agree as follows:

1. Amendment to Section 6.1 and 6.2 of the Notes. Each of the Issuer and the Investors hereby covenants and agrees that Section 6.1 and
            6.2 of the Notes shall be deleted and the following Sections 6A,
            6.1 and 6.2 substituted therefor:

                  Section 6.A. Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

                  "Senior Payment Default" means any default in the payment of any amounts owing with respect to Senior Indebtedness when due and payable, whether at maturity, upon any redemption, upon acceleration, declaration or otherwise, and including, without limitation, any default in the payment of any principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses, other reimbursement or indemnity obligations and other obligations, whether now or hereafter owing, created or evidenced by or owing or arising under or in connection with Senior Indebtedness or any prior, concurrent, or subsequent notes, instruments, agreements or guaranties of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto or evidencing Senior Indebtedness and including any and all interest accruing or out of pocket costs or expenses incurred after the date of any filing by or against the Issuer of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the claim therefor is allowed or allowable in the case or proceeding relating thereto.

                  "Subordinated Note Amount" means all principal, interest,
            fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations, whether now or hereafter owing, created or evidenced by or outstanding under the Notes or any prior, concurrent or subsequent notes, debentures, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto (or issued in replacement thereof) in favor of any Holder.

                  Section 6.1. Notes Subordinated to Senior Indebtedness. The Issuer covenants and agrees and each Holder, by his acceptance hereof likewise covenants and agrees, that all Notes shall be subject to the provisions of Section 6 of this Note; and each person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof accepts and agrees that the payment of the Subordinated Note Amount by the Issuer shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment, to the prior payment in full of Senior Indebtedness.

                  Section 6.2.  No Payment on Notes in Certain Circumstances.

                  (a) If any Senior Payment Default occurs and is continuing with respect to any Senior Indebtedness, no payment shall be made by the Issuer with respect to any Subordinated Note Amount nor shall the Notes be acquired by the Issuer for cash, property or otherwise.

                  (b) If any event of default (other than a Senior Payment Default) occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Notes) with respect to any Senior Indebtedness, as such event of default is defined in such Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof and if the holder or holders or a representative of such holder or holders gives written notice of the event of default to the Issuer (a "Default Notice"), then, unless and until such event of default has been cured or waived or has ceased to exist or the Issuer receives notice from the holder or holders of the relevant Senior Indebtedness terminating a Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), the Issuer shall not (x) make any payment of or with respect to the Subordinated Note Amount or (y) acquire any of the Notes for cash or property or otherwise. At the expiration of such Blockage Period, the Issuer shall, subject to Section 6.2(a), promptly pay to the Holders all sums which the Issuer would have been obligated to pay during such Blockage Period but for this Section 6.2(b). Only one such Blockage Period may be commenced within any 360 consecutive days. For all purposes of this Section 6.2(b), no event of default which existed or was continuing under the Senior Indebtedness to which the Blockage Period relates on the date such Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Blockage Period by the holder or holders of such Senior Indebtedness unless such event of default is cured or waived for a period of not less than 90 consecutive days.

                  (c) Notwithstanding the foregoing, in the event that any payment shall be received by any Holder when such payment is prohibited by Section 6.2(a) or 6.2(b), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent of the amounts then due and owing on the Senior Indebtedness, if any.

            Further Amendment of Section 6. The following Section 6.9 shall be inserted at the end of Section 6 of the Note:

                  6.9. Voided Payments. To the extent that the Issuer or any guarantor of, or provider of collateral for Senior Indebtedness makes any payment on Senior Indebtedness that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a "Voided Payment"), then to the extent of such Voided Payment, that portion of the Senior Indebtedness that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from any holder of Senior
            Indebtedness, a Senior Payment Default shall be deemed to have existed and to be continuing with respect to such Senior Indebtedness from the date of such holder's initial receipt of such Voided Payment until the full amount of such Voided Payment is irrevocably restored to such holder. During any continuance of any such Senior Payment Default, the terms of Section 6 of the Notes shall be in full force and effect with respect to the Notes. To the extent that any Holders have received any payments with respect to the Notes subsequent to the date of the initial receipt by a holder of Senior Indebtedness of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Holders shall be obligated and hereby agree that any such payment so made or received shall be deemed to have been received in trust for the benefit of the holders of Senior Indebtedness, and the Holders hereby agree to pay to the holders of Senior Indebtedness, (pro rata on the basis of each such holders respective amount of Senior Indebtedness) the full amount so received by the Holders during such period of time to the extent necessary fully to restore to the holders of Senior Indebtedness the amount of such Voided Payment.

            Payment in Cash.  For purposes of applying the provisions of
            Section 6 of the Notes to Senior Indebtedness consisting of indebtedness evidenced by the Debentures and all indebtedness of the Issuer owing under or arising in connection with the agreements and instruments described on Schedule 1 hereto (together with the Senior Indebtedness evidenced by the Debentures, the "Scheduled Senior Indebtedness"), all references in Section 6 to the "payment in full" of Senior Indebtedness or to such Senior Indebtedness being "paid in full" shall be deemed to mean with respect to the Scheduled Senior Indebtedness the payment of the Scheduled Senior Indebtedness in full in cash and the phrase "or such payment duly provided for" shall be deemed to be deleted from the first sentence of Section 6.3 of the Note for purposes of applying such section to Scheduled Senior Indebtedness. The terms of this Section 3 shall be binding on the Holders of the Notes for all purposes thereof.

            Forbearance. Notwithstanding anything to the contrary set forth in Section 6 of the Notes, the Investors hereby agree that no Holder will take or omit to take any action or assert any claim with respect to the Notes and the Subordinated Note Amount or otherwise which is inconsistent with the terms of Section 6 of the Note or this Modification Agreement and no Holder will seek in any judicial proceeding to enjoin or otherwise prevent the holders of Scheduled Senior Indebtedness from enforcing their rights hereunder, or with respect to the subordination provisions of the Note or under any agreement, instrument or other document evidencing any Scheduled Senior Indebtedness or entered into in connection therewith or to void the claims of any holder of Scheduled Senior Indebtedness with respect to any of the Scheduled Indebtedness. This paragraph may be relied on by the holders of Scheduled Senior Indebtedness only and shall not be deemed to modify generally the terms of Section 6 of the Notes. The terms of this Section 4 shall be binding on the Holders of the Notes for all purposes thereof.

            Consent to Debentures. The Investors hereby consent to the issuance by the Issuer and certain of its Affiliates of the Debentures in the aggregate principal amount of $15,000,000 pursuant to the terms of the Investment Agreement and agree that the indebtedness evidenced by the Debentures shall be "Senior Indebtedness" as defined in the Notes.

            Representations and Warranties. The Issuer and the Investors hereby represent that the undersigned Investors constitute all of the Holders of the Notes. Each of the Issuer and the Investors further represent and warrant for itself only that it has the corporate power and authority and has been duly authorized to execute and deliver this Modification Agreement.

            Transfers of Notes. Each of the Investors agree that they will not assign, sell or otherwise transfer any of the Notes unless the assignee, purchaser or transferee thereof agrees in writing to be bound by the terms of this Modification Agreement and acknowledges that the Notes and their rights relating thereto are modified hereby.

            No Further Modifications. Except as specifically modified hereby, the terms of the Notes shall remain in full force and effect.

            Parties in Interest; Successors and Assigns. This Modification Agreement shall bind the parties hereto and their successors and assigns. The Issuer and the Investors acknowledge that the holders of the Scheduled Senior Indebtedness are taking certain actions in reliance on the agreements set forth in this Modification Agreement and further agree that the holders of the Scheduled Senior Indebtedness, and any notes, debentures, instruments or agreements issued to refinance or replace such Scheduled Senior Indebtedness, including, without limitation, any future assignees, purchasers or other transferees of such Scheduled Senior Indebtedness shall be entitled to rely hereon and enforce the terms hereof as though such holders, assignees, purchasers and other transferees were a direct party hereto.

            Miscellaneous. This Modification Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Modification Agreement shall be governed by and construed in accordance with the laws of the State of New York.


               IN WITNESS WHEREOF, the parties hereto have executed this Modification Agreement as of the date first above written.


AU BON PAIN CO., INC.

By: /s/ Louis I. Kane
   ----------------------------------
   Name:  Louis I. Kane
   Title: Co-Chairman


PRINCES GATE INVESTORS, L.P.

By:         PG Investors, Inc.
            its General Partner

By: /s/ David R. Powers
   ----------------------------------
   Name:  David R. Powers
   Title: Vice President


ACORN PARTNERSHIP I, L.P.

By:               PG Investors, Inc.
                  its General Partner


By: /s/ David R. Powers
   ----------------------------------
   Name:  David R. Powers
   Title: Vice President


PGI INVESTMENTS LIMITED

By:               PG Investors, Inc.
                  as Attorney-in-Fact

By: /s/ David R. Powers
   ----------------------------------
   Name:  David R. Powers
   Title: Vice President


PGI SWEDEN AB

By:               PG Investors, Inc.
                  as Attorney-in-Fact

By: /s/ David R. Powers
   ----------------------------------
   Name:  David R. Powers
   Title: Vice President


GREGOR VON OPEL

By:               PG Investors, Inc.
                  as Attorney-in-Fact

By: /s/ David R. Powers
   ----------------------------------
   Name:  David R. Powers
   Title: Vice President


                                                               Schedule 1 to
                                                               Modification
                                                               Agreement


               1. That certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 17, 1995 by and among (a) Au Bon Pain Co., Inc., Saint Louis Bread Company, Inc., and ABP Midwest Manufacturing, Inc., and (b) USTrust, The First National Bank of Boston, and Citizens Bank of Massachusetts (as amended, modified or restated and in effect from time to time, including any replacement agreement therefor), and the Loan Documents as defined therein.

               2. That certain Unlimited Guaranty dated February 8, 1993 from ABP Wisconsin, Inc. in favor of USTrust (as amended, modified or restated and in effect from time to time).

               3. That certain Unlimited Guaranty dated December 30, 1994 from Old Westbury Expressions, Inc. in favor of USTrust (as amended, modified or restated and in effect from time to time).

               4. That certain Revolving Credit Agreement dated as of January 12, 1996 by and between Au Bon Pain Co., Inc. and INAC Corp. (as amended, modified or restated and in effect from time to time).

               5. That certain Letter of Credit Reimbursement Agreement dated as of July 1, 1995 by and among ABP Midwest Manufacturing, Inc., Au Bon Pain Co., Inc. and Citizens Trust Company (as amended, modified or restated and in effect from time to time).

               6. That certain Guaranty dated as of July 20, 1995 from Au Bon Pain Co., Inc. in favor of Citizens Trust Company (as amended, modified or restated and in effect from time to time, including any replacement guarantees therefor).

               7. That certain Guaranty dated as of July 20, 1995 from Saint Louis Bread Company, Inc. in favor of Citizens Trust Company (as amended, modified or restated and in effect from time to time, including any replacement guarantees therefor).